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                                                                     EXHIBIT 5.1

                      [THE WALT DISNEY COMPANY LETTERHEAD]

                                                                December 5, 2001

Board of Directors
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521

         Re: The Walt Disney Company Registration Statement on Form S-8

Ladies and Gentlemen:

         As Senior Vice President--Assistant General Counsel of The Walt Disney Company, a Delaware corporation (the "Company"), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's Common Stock, par value $0.01 per share (the "Shares"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

         The Shares may be issued by the Company upon the exercise of options, in accordance with the terms of such options and the terms of (i) the Company's Amended and Restated 1995 Stock Incentive Plan, as to stock options issued by the Company and (ii) the (1) Infoseek Corporation Amended and Restated 1996 Stock Option/Stock Issuance Plan, (2) Infoseek Corporation 1998 Employee and Acquisition Nonqualified Stock Option Plan, (3) Starwave Corporation Revised 1992 Combined Incentive and Nonqualified Stock Option Plan, (4) Starwave Corporation 1997 Nonqualified Stock Option Plan, (5) Amended and Restated Quando, Inc. 1994 Stock Option Plan and (6) Amended and Restated Webchat Communications, Inc. 1996 Stock Option Plan, as to stock options assumed by the Company pursuant to the Agreement and Plan of Reorganization, dated as of July 10, 1999 (the "Reorganization Agreement"), by and among Infoseek Corporation, Bingo Acquisition Corp. and the Company.

         In connection with this opinion, and in my capacity as an attorney admitted to practice in the State of California, I have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation as in effect on the date hereof, the Company's bylaws as in effect on the date hereof and certain corporate proceedings of the Company as reflected in the minutes of meetings of the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as have deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares to be issued by the Company as contemplated by the Registration Statement upon the exercise of stock options issued under the plans listed above have been duly authorized and, when issued against payment of the exercise price therefor as applicable, will be validly issued, fully paid and nonassessable.


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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

                                Very truly yours,

                                /s/ David K. Thompson

                                David K. Thompson, Esq.
                                Senior Vice President--Assistant General Counsel





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